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                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                           -----------------------
                                                                                              2002         2001
                                                                                           ---------     ---------
EARNINGS BEFORE FIXED CHARGES:
Income before income taxes, minority interest and equity in Homestore.com                  $     893     $     865
Plus: Fixed charges                                                                              398           440
Less: Equity loss in unconsolidated affiliates                                                    (1)           (1)
      Minority interest                                                                            6            28
                                                                                           ---------     ---------

Earnings available to cover fixed charges                                                  $   1,286     $   1,278
                                                                                           =========     =========

FIXED CHARGES (a):
Interest, including amortization of deferred financing costs                               $     352     $     392
Minority interest                                                                                  6            28
Interest portion of rental payment                                                                40            20
                                                                                           ---------     ---------

Total fixed charges                                                                        $     398     $     440
                                                                                           =========     =========

RATIO OF EARNINGS TO FIXED CHARGES                                                         $    3.23x(b) $    2.90x(c)
                                                                                           =========     =========

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(a)  Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

                                                                                                   JUNE 30,
                                                                                           -----------------------
                                                                                              2002         2001
                                                                                           ---------     ---------
     Incurred by the Company's PHH subsidiary                                              $      93     $     140
     Related to the debt under management and mortgage programs incurred
         by the Company's car rental subsidiary                                                  103            76
     All other                                                                                   156           176

(b) Income before income taxes, minority interest and equity in Homestore.com includes other charges of $226 million. Excluding such amounts, the ratio of earnings to fixed charges is 3.80x.
(c) Income before income taxes, minority interest and equity in Homestore.com includes a net gain on the dispositions of businesses of $435 million, partially offset by other charges of $212 million. Excluding such amounts, the ratio of earnings to fixed charges is 2.40x.


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